Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT

Andrew Mathias

Chief Investment Officer

(212) 594-2700

or

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

SL Green, Credit Suisse, Ian Schrager and RFR Holding LLC Complete JV Arrangement for One Madison Avenue Conversion

New York, NY – March 17, 2006 – SL Green Realty Corp. (NYSE: SLG), Credit Suisse, Ian Schrager and RFR Holding LLC announced today that they have entered into a joint venture arrangement for the redevelopment and residential conversion of One Madison Avenue’s North Tower, also known as “The Clocktower”.

The arrangement calls for the venture to convert the 43-story landmark building, once the tallest building in New York, overlooking Madison Square Park into residential condominiums.  A timetable for the conversion and other project details will be announced at a later date by Ian Schrager and RFR Holding LLC.

Marc Holliday, President and Chief Executive Officer of SL Green, stated, “One Madison Avenue is indicative of the type of opportunity that can be uncovered today in classic New York City office buildings.  As soon as we were aware of its availability, we saw an opportunity to offer a world-class address for both business and residential occupancy when we assumed ownership of The Clocktower as part of the acquisition. There is no one better than Ian Schrager at creating and defining cutting-edge lifestyle trends.  He’s proven that over and over again.”

Under the terms of the venture, SL Green will retain a 30% interest in the Clocktower.  The arrangement provides Ian Schrager and RFR with the ability to increase its ownership interest if certain incentive return thresholds are achieved.

Darcy Stacom of CB Richard Ellis acted as exclusive agent for SL Green.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company owns 29 office properties totaling 18.7 million square feet. SL Green’s retail space ownership totals 168,300 square feet at 5 properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the residential and  commercial office real estate markets in New York, competitive market conditions, the ability to obtain all required regulatory approvals, including those from the New York State Department of Law, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.